Exhibit 10.39

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of November 7, 2014 (the “Effective Date”), is made by and between ACI Merchant Systems, LLC (the “Employer”) and Cathy Smith (“Executive”).

RECITALS

WHEREAS, on the Effective Date, pursuant to a Unit Purchase Agreement by and among the Executive, and Michael Collester (“Sellers”) the Employer, and JetPay Corporation (“JetPay”), JetPay has acquired all of the outstanding membership interests of the Employer;

WHEREAS, Executive is currently employed as the Vice President of the Employer; and

WHEREAS, the Employer desires to continue Executive’s employment with the Employer as its Vice President, and Executive agrees to accept such continued employment, in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

1.          Employment. The Employer agrees to employ Executive, and Executive accepts such employment hereunder, for a period of thirty-six (36) months beginning on the Effective Date unless terminated sooner in accordance with Section 1(c) (the “Employment Period”). Notwithstanding the foregoing, the Employment Period shall be automatically extended for an additional one-year period beginning on the thirty-sixth-month anniversary of the Effective Date and on each subsequent anniversary of the Effective Date thereafter unless either party notifies the other party in writing of its decision not to extend the Employment Period at least 90 days prior to the automatic extension thereof or the Employment Period is otherwise terminated in accordance with Section 1(c).

(a)          Position and Duties.

(i)          During the Employment Period, Executive shall serve as the Vice President of the Employer and in such other positions with the Employer’s Affiliates (for no additional compensation) as are determined by the Board and shall have the normal duties, responsibilities and authority implied by such position(s) and such other duties and responsibilities as are assigned by the Board or its designee(s); provided that Executive’s principal place of employment shall remain at the Employer’s offices in Bucks County, Pennsylvania, and Executive shall consistently average no more than five (5) days per calendar month in required domestic or international travel.

(ii)         During the Employment Period, Executive shall faithfully, conscientiously and to the best of his ability devote Executive’s full business time and attention to the business and affairs of the Employer and its Affiliates. Executive shall not engage, directly or indirectly, in any other business, investment or activity that (a) interferes with the performance of Executive’s duties under this Agreement (which shall include, without limitation, the preceding sentence), (b) is contrary to the interests of the Employer or any of its Affiliates or (c) requires any portion of Executive’s business time; provided, however, that, to the extent that the following does not impair Executive’s ability to perform Executive’s duties pursuant to this Agreement (which shall include, without limitation, the preceding sentence), Executive may (1) serve on the board or committee of any charitable, religious, or educational institution and (2) serve as a director of such other organizations.

(b)          Salary, Bonus, Benefits and Expenses.

(i)          Salary. During the Employment Period, the Employer will pay Executive an initial base salary of $170,000 per annum (the “Base Salary”). Annually, commencing in 2015, the Board shall review the Base Salary of Executive and may increase (but not decrease) the Base Salary by such amount as the Board, in its sole discretion, shall deem appropriate, based upon the performance of Executive. In addition, within [60 days] following the Effective Date, the Board shall increase the Base Salary of Executive by the amount (if any) of the annual difference between the health insurance premiums paid by Executive prior to the Effective Date with respect to Executive and his or her dependents (if any) and the health insurance premiums paid by Executive immediately following the Effective Date with respect to Executive and his or her dependents. The term “Base Salary” as used in this Agreement shall refer to the Base Salary as it may be so increased.

(ii)         Annual Bonus. During the Employment Period, Executive shall be eligible to receive an annual bonus as determined by the Board in its sole discretion.

(iii)        Benefits. During the Employment Period, Executive shall be eligible to participate in and be covered on the same basis as other similarly situated senior management employees of the Employer, under all employee benefit plans and programs of the Employer, including, without limitation, vacation, paid-time off, retirement, health insurance and life insurance.

(iv)        Expenses. Employer shall pay or reimburse Executive for reasonable and necessary expenses directly incurred by Executive in the course of Executive’s employment by Employer in accordance with Employer’s standard policies and practices as in effect from time to time. All reimbursements under this Section 1(b)(iv) shall be made as soon as practicable following submission of a reimbursement request, but no later than the end of the calendar quarter following the month during which the underlying expense was incurred. No right of Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

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(c)          Separation. The Employment Period will terminate immediately upon Executive’s death. In addition, the Employer may, at any time, terminate the Executive’s employment and the Employment Period with or without Cause, or due to Executive’s Disability, in each case, upon written notice to Executive of such termination, and Executive may terminate the Employment Period with or without Good Reason upon 60 days’ advance written notice to the Employer. Effective immediately upon any Separation, Executive shall resign, and shall be deemed to have resigned, from all officer, employee and director positions held by Executive with the Employer or any of its Affiliates.

(d)          Severance.

(i)          Termination Without Cause or for Good Reason. If Executive’s employment with the Employer and its Affiliates is terminated during the Employment Period by the Employer without Cause (other than by notice of nonrenewal of the Employment Period) or by Executive for Good Reason, the Employer shall provide Executive with the following payments and benefits:

(1)	contingent upon the effectiveness of a reasonable general release of claims in form and substance satisfactory to the Employer which is executed within forty-five (45) days of the date of such termination, (A) Base Salary continuation during the period commencing on the sixtieth (60th) date following such Separation and ending sixty (60) days following the last day of the then-current Employment Period without giving effect to any automatic extension thereof (the “Severance Period”); (B) provided that such Separation occurs on or after July 1 of the applicable calendar year, the annual bonus, if any, Executive would have received for such calendar year had Executive remained employed through the date on which such bonuses are paid to eligible employees generally, which annual bonus shall be paid at the time the Employer pays such bonuses to eligible employees generally but in no event later than March 15 of the calendar year following the calendar year in which such Separation occurs and (C) payment of Executive’s premiums for continuation coverage pursuant to the Consolidated Omnibus Budget Act of 1985, as amended (“COBRA”), less the amount that an active employee would be required to pay for such coverage, for the Employer’s medical insurance plan during the Severance Period (if eligible for COBRA and COBRA is timely elected), or until Executive obtains replacement medical coverage, whichever occurs first;

(2)	immediate vesting of all unvested equity incentives granted to Executive under the Employer’s equity incentive plan;

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(3)	any accrued but unpaid Base Salary and unreimbursed expense due Executive under Section 1(b)(iv) together with any earned but unpaid annual bonus with respect to the year prior to the year of Separation and accrued but unused vacation time; and

(4)	any accrued and vested benefits under any employee benefit plan of the Employer or its Affiliates in which Executive was participating immediately prior to such termination, such benefits to be provided in accordance with the terms of the applicable employee benefit plan.

In addition, if Executive’s employment is terminated by the Employer without Cause and in bad faith with the intention of thwarting Executive’s ability to earn the Contingency Consideration as a “Seller” under the Purchase Agreement (each as defined in the Purchase Agreement), Employer shall pay to Executive an amount equal to Executive’s share of the Contingency Consideration in his capacity as a Seller equal to the product of (i) Executive’s percentage ownership of Employer immediately prior to the Closing (as defined in the Purchase Agreement) multiplied by (ii) the difference of (x) 500,000.00, minus (y) the amount of Contingency Consideration earned and paid to the Sellers, if any, under the Purchase Agreement as of the date of such termination (provided that in no event shall there be any duplication of Contingency Consideration payments).

Notwithstanding the foregoing, if Executive breaches any of the provisions of Section 3, Section 4 or Section 5 hereof, any and all remaining payments and benefits payable under this Agreement shall be immediately forfeited.

(ii)         Other Terminations. If Executive’s employment with the Employer and its Affiliates is terminated during the Employment Period by the Employer for Cause or due to nonrenewal of the Employment Period or by Executive without Good Reason, the Employer’s and its Affiliates’ sole obligation to Executive shall be to pay to Executive (x) any accrued but unpaid Base Salary and accrued but unused vacation time and (y) any accrued and vested benefits under any employee benefit plan of the Employer or its Affiliates in which Executive was participating immediately prior to such termination, such benefits to be provided in accordance with the terms of the applicable employee benefit plan. If Executive’s employment with the Employer and its Affiliates is terminated during the Employment Period due to Executive’s death or Disability, in addition to (x) and (y) above, Employer or its Affiliates, as the case may be, shall also pay to Executive (or his estate or beneficiaries, as the case may be) (z) accrued but unused vacation time and any unreimbursed expense due Executive under Section 1(b)(iv); (aa) any earned but unpaid annual bonus with respect to the year prior to the year of termination; and (ab) a pro-rata bonus with respect to the year of termination equal to a fraction where the numerator is the number of completed calendar months of employment in such year and the denominator is twelve (12), payable when such bonuses are paid to other employees of the Employer or its Affiliates.

2.          Equity Participation. During the Employment Period, Executive shall be eligible to participate in any equity-based compensation plan approved by the Board of Directors of JetPay in its sole discretion for similarly situated employees of JetPay and its Affiliates on the terms and conditions set forth in such plan and the applicable award agreement.

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3.          Confidential Information.

(a)          Obligation to Maintain Confidentiality. Executive shall not, during or after the Employment Period, without the prior express written consent of the Employer, directly or indirectly use or divulge, disclose or make available or accessible any Confidential Information (as defined below) to any Person (other than when required to do so in good faith to perform Executive’s duties and responsibilities under this Agreement or when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power). In the event that Executive becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of the Confidential Information, then, prior to such disclosure, Executive will, if permissible under applicable law, provide the Employer with prompt written notice so that the Employer may seek (with Executive’s cooperation but at Employer’s sole expense) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, then Executive will furnish only that portion of the Confidential Information which he is advised by counsel is legally required, and will cooperate with the Employer in the Employer’s efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information. Executive shall also proffer to the Employer, no later than the effective date of any termination of Executive’s employment with the Employer for any reason (or upon earlier request by the Employer), and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in Executive’s actual or constructive possession or which are subject to Executive’s control at such time. For purposes of this Agreement, “Confidential Information” shall mean all information respecting the business and activities of the Employer or any Affiliate of the Employer, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, trade secrets, data gathering methods and/or strategies of the Employer or any Affiliate of the Employer. Notwithstanding the immediately preceding sentence, Confidential Information shall not include (i) any information that is, or becomes, generally available to the public (unless such availability occurs as a result of Executive’s breach of any portion of this Agreement); (ii) any information that became available to the public from a third party source which was not bound by a confidentiality agreement; and (iii) any information not otherwise considered by the Board to be confidential and proprietary.

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(b)          Ownership of Property. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Employer’s or any Affiliate of the Employer’s actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by Employer (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Employer or any Affiliate of the Employer designated by the Employer, and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Employer or such Affiliate of the Employer. Any copyrightable work prepared in whole or in part by Executive in the course of Executive’s work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Employer or such Affiliate of the Employer shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Employer or such Affiliate of the Employer all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the ownership of the Employer or such Affiliate of the Employer (including, without limitation, assignments, consents, powers of attorney and other instruments).

(c)          Third Party Information. Executive understands that the Employer and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Employer’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 3(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than (i) personnel and consultants of the Employer or its Affiliates who need to know such information in connection with their work for the Employer or any of its Affiliates; and (ii) as required by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power) or use, except in connection with his work for the Employer or any of its Affiliates, Third Party Information unless expressly authorized by a member of the Board (other than Executive if Executive is on the Board) in writing.

(d)          Use of Information of Prior Employers. During the Employment Period and thereafter, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Employer or any of its Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. Executive will use in the performance of Executive’s duties only information which is (i) generally known and used by persons with training and experience comparable to Executive’s and which is (x) common knowledge in the industry or (y) otherwise legally in the public domain, (ii) otherwise provided or developed by the Employer or any of its Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other Person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person.

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4.          Non-Disparagement. Except as required by applicable law, rule or regulation or any recognized subpoena power, Executive agrees that, during and after the Employment Period, he shall not at any time make any statement or representation, written or oral, which Executive knows or should know will, or which he knows or should know is reasonably likely to, impair or adversely affect in any way the reputation, goodwill, business, customer or supplier relationships, or public relations of the Employer and/or any of its Affiliates, and/or any of their respective shareholders, owners, customers, suppliers, directors, employees or officers. In the event that Executive becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to make any such statements or representations, then prior thereto, Executive will, if permitted by law, provide the Employer with prompt written notice so that the Employer may seek (with Executive’s cooperation but at Employer’s sole expense) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, then Executive will only make such statements or representations which he is advised by counsel is legally required, and will cooperate with the Employer in the Employer’s efforts to obtain reliable assurance that confidential treatment will be accorded to any such statements or representations.

5.          Non-Competition and Non-Solicitation. Executive acknowledges that in the course of Executive’s employment with Employer, Executive has or will become familiar with the Employer’s and its Affiliates’ trade secrets and with other Confidential Information concerning the Employer and/or its Affiliates and that Executive’s services have been and will be of special, unique and extraordinary value to the Employer and its Affiliates. In consideration of the foregoing and for other good and valuable consideration and as a material inducement to the Employer to enter into this Agreement, Executive agrees that:

(a)          Non-Competition. Executive shall not, while Executive is employed by the Employer and for (x) 24 months after the date of any Separation by Executive without Good Reason or by Employer for Cause and (y) 12 months after the date of any other Separation (the “Restricted Period”), engage directly or indirectly anywhere in the United States, without the prior express written consent of the Employer, in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, director, stockholder, investor or in any other individual, corporate or representative capacity, or render any services or provide any advice to any business, activity, service or Person, if such business, activity, service or Person competes with the Business (as defined below). For purposes of this Agreement, the “Business” shall mean (i) the business of providing merchant credit card processing services and directly related products and services to businesses and (ii) any other business activity that is competitive with the business, activities, products or services of the type conducted, authorized, offered, or provided by the Employer or any of its Affiliates, or, to the knowledge of the Employee, with respect to which the Employer or any of its Affiliates has spent significant time or resources analyzing for the purposes of assessing expansion opportunities by the Employer or any of its Affiliates, during the twenty-four (24) month period prior to date of Executive’s Separation. In addition, Executive shall not, during the Restricted Period, assist, help or otherwise support, without the prior express written consent of the Employer, any Person, business or other activity, whether as an employee, consultant, partner, principal, agent, representative, director, stockholder, investor or in any other individual, corporate or representative capacity, to create, commence or otherwise initiate, or to develop, enhance or otherwise further, any business or activity if such business or activity competes with the Business. Notwithstanding the foregoing, Executive shall not be prohibited during the Restricted Period from being a passive investor where Executive owns less than five percent (5%) of the outstanding capital stock of any publicly-held company.

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(b)          Non-Solicitation. Executive shall not during the Restricted Period, (a) take any action to solicit or divert any business, clients or customers (or potential business, clients or customers) away from the Employer or any of its Affiliates, (b) induce customers, clients, business partners, suppliers, agents or other Persons under contract or otherwise associated or doing business with the Employer or any of its Affiliates to terminate, reduce or alter any such association or business with or from the Employer or such Affiliate or (c) contact, solicit, approach or induce any person who is an employee or consultant of the Employer or any of its Affiliates or who was an employee or consultant of the Employer or any of its Affiliates during the one (1) year period prior to such contact, solicitation, approach or inducement to leave the employment or other service of the Company or any of its Affiliates for any reason or to otherwise accept employment with or provide services to any other Person. For purposes of this Section 5(b), “potential business” shall mean any current or reasonably foreseeable commercial activity or any current or reasonably foreseeable commercial opportunities associated with Business.

(c)          Injunctive Relief. The provisions of Section 3, Section 4 and Section 5 are material inducements to the Employer entering into and performing this Agreement. Executive acknowledges and agrees that the Employer and its Affiliates will have no adequate remedy at law, and would be irreparably harmed, if Executive breaches or threatens to breach any of the provisions of Section 3, Section 4 or Section 5 of this Agreement. Executive agrees that the Employer and its Affiliates shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of Section 3, Section 4 and/or Section 5 of this Agreement, and to specific performance of each of the terms of such Sections in addition to any other legal or equitable remedies that the Employer or its Affiliates may have. Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of Section 3, Section 4 and/or Section 5 of this Agreement, raise the defense that the Employer has an adequate remedy at law. Each Affiliate of the Employer is a third party beneficiary of Sections 3, 4 and 5 and may enforce their terms as if it were party hereto.  Executive further acknowledges and agrees that (i) any breach or claimed breach of the provisions set forth in this Agreement, or any other claims Executive may have against the Employer or any of its Affiliates, will not be a defense to enforcement of the restrictions set forth in Sections 3, 4 and 5 and (ii) the circumstances of Executive’s termination of employment with the Employer will have no impact on the Executive’s obligations under Sections 3, 4 and 5.

(d)          Special Severability. The terms and provisions of Section 3, Section 4 and Section 5 of this Agreement are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the potential restrictions on Executive’s future employment imposed by such Sections be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of Section 3, Section 4 and/or Section 5 of this Agreement unreasonable in duration or geographic scope or otherwise, Executive and the Employer agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

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(e)          Extension of Restricted Period. If Executive breaches any of the covenants contained in Section 5(a) or Section 5(b), then the Restricted Period shall be extended for a period of time equal to the period of time during which Executive is in breach of such restrictive covenant.

(f)          Additional Acknowledgments. Executive acknowledges that the provisions of this Section 5 are in consideration of employment with Employer and additional good and valuable consideration. In addition, Executive agrees and acknowledges that the restrictions contained in Sections 3, 4 and 5 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. The covenants in Sections 3, 4 and 5 of this Agreement are independent of the covenants in any other agreement between the parties.

6.          Definitions.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.

“Board” means the Employer’s board of directors.

“Cause” means: (A) Executive’s conviction of or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude; (B) a determination by the Board that Executive committed fraud, misappropriation or embezzlement against any Person; (C) Executive’s breach of any material term of this Agreement or Executive’s material breach of any other agreement with the Employer or any of its Affiliates; (D) Executive’s willful or gross neglect of Executive’s duties or willful or gross misconduct in performance of Executive’s duties; (E) Executive’s failure or refusal to carry out Executive’s assigned responsibilities; or (F) Executive’s material breach of a fiduciary duty owed to the Employer or any of its Affiliates; provided, however, that with respect to subsections (C), (D), (E) and (F) above, Cause will only be deemed to occur after written notice to Executive of such failure, neglect or misconduct giving rise to Cause and the failure by Executive to cure such failure, neglect or misconduct (which is capable of cure) within thirty (30) days after written notice, provided that Executive shall be entitled to no more than one opportunity to cure with respect to subsections (C), (D), (E) and (F).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder.

“Disability” means the disability of Executive caused by any physical or mental injury, illness or incapacity as a result of which Executive is unable to effectively perform the essential functions of Executive’s duties, notwithstanding reasonable accommodation, for a period of 120 consecutive days or a total of 120 non-consecutive days within a 365-day period, as determined by the Board in good faith.

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“Good Reason” means, without Executive’s consent, (i) a significant diminution in Executive’s level of responsibilities; (ii) the permanent relocation or transfer of Executive’s principal work address to a location more than 50 miles beyond Executive’s then current work address; (iii) a material reduction in Executive’s Base Salary or benefits; or (iv) the breach by Employer of any material term of this Agreement or any other agreement with the Employer or any of its Affiliates during the Employment Period. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless Executive notifies the Employer within ninety (90) days after the occurrence of the event which Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which Executive believes constitutes the basis for Good Reason and the Employer does not cure such act or failure to act within sixty (60) days after receipt of such notice.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Separation” means the cessation of employment of Executive with the Employer or any successor thereto for any reason that meets the definition of a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).

7.          Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated and shall be effective upon receipt:

To the Employer:
ACI Merchant Systems, LLC
c/o JetPay Corporation
Suite 200
1175 Lancaster Avenue
Berwyn, PA 19312
Attention: Chief Executive Officer
Facsimile: 215-741-6974

With a copy to Employer’s
counsel at:	Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention: James A. Lebovitz, Esq.
Facsimile: (215) 994-2222

To Executive:	at the address listed in the Employer’s personnel records

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8.          General Provisions.

(a)          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will (except as otherwise expressly provided herein) be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)          Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, including, without limitation, any term sheets addressing potential provisions of this Agreement and the Bonus and Stock Appreciation Agreement entered into between the Employer and Executive dated November 19, 2012 (provided that Section 3 of such agreement shall remain effective).

(c)          No Strict Construction; Headings. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(d)          Counterparts. This Agreement may be executed and delivered in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement shall become effective only when counterparts have been executed and delivered by all parties whose names are set forth on the signature page(s) hereof.

(e)          Successors and Assigns. This Agreement may be assigned by the Employer to one of its Affiliates or to a successor to the Employer or one of its Affiliates, but shall not be assignable by Executive. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Employer and their respective successors and assigns.

(f)          Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania, applied without reference to principles of conflicts of law.  Both the Employer and Executive agree to appear before and submit exclusively to the jurisdiction of the federal courts with authority over Allentown, Pennsylvania with respect to any controversy, dispute, or claim arising out of or relating to this Agreement (or if such controversy, dispute or claim may not be brought in federal court, to the state courts located in Lehigh, Pennsylvania).  Both the Employer and Executive also agree to waive, to the fullest possible extent, the defense of an inconvenient forum.  THE EMPLOYER AND EXECUTIVE HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

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(g)          Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Employer and its Affiliates, at the Employer or its Affiliates’ sole expense, in any disputes with third parties, internal investigations or administrative, regulatory or judicial proceedings as reasonably requested by the Employer (including, without limitation, Executive being available to the Employer upon reasonable notice and at a reasonable location for interviews and factual investigations, appearing at the Employer’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Employer all pertinent information and turning over to the Employer all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Employer requires Executive’s cooperation in accordance with this Section after Executive’s Separation, the Employer shall reimburse Executive solely for reasonable travel expenses (including lodging and meals, upon submission of receipts).

(h)          Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Employer and Executive.

(i)          Insurance. The Employer, at its sole discretion, may apply for and procure in its own name and for its own benefit life and/or disability insurance with respect to Executive in any amount or amounts considered advisable by Employer. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and continue such insurance.

(j)          Withholding. All payments and benefits due to Executive under this Agreement or otherwise shall be subject to withholding on account of federal, state and local taxes, as determined by the Employer.

(k)          Survival. Sections 3 through 8 shall survive a Separation and the termination of the Employment Period and shall remain in full force and effect after such Separation or termination.

(l)          Code Section 409A.

(i)          It is the intent of the parties that this Agreement be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Code Section 409A. Notwithstanding the foregoing, neither the Employer, its Affiliates nor any of their respective directors, officers, employees or advisors shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Code Section 409A.

(ii)         Notwithstanding anything in this Agreement to the contrary, any severance payments due hereunder, and any other amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Code Section 409A and that would otherwise be payable or distributable hereunder by reason of Executive’s termination of employment, will not be payable or distributable to Executive unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” within the meaning of Code Section 409A. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date on which an event occurs that constitutes a Code Section 409A-compliant “separation from service.”

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(iii)        Executive’s right to receive any installment payments under this Agreement, including without limitation any salary continuation payments following Executive’s Separation, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Code Section 409A.

(m)          Code Section 280G. Notwithstanding anything in this Agreement to the contrary, if any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Employer or its Affiliates and the Executive (collectively, the “Payments”) constitute a “parachute payment’ within the meaning of Code Section 280G and, but for the reduction specified in this Section 8(m), would be subject to the excise tax imposed by Code Section 4999 or would otherwise not be deductible by reason of Code Section 280G, then the Payments shall be reduced by the least amount necessary to result in no portion of such Payments being subject to the excise tax under Code Section 4999 and no portion of such Payments being non-deductible by reason of Code Section 280G. Any reduction in the Payments pursuant to the preceding sentence shall be applied first against the Payments that are payable in cash, with amounts that are payable last reduced first; then against Payments due in respect of any equity or equity derivatives that are included under Code Section 280G at full value; then against Payments due in respect of any equity or equity derivatives included under Code Section 280G at an accelerated value; and, finally, against any other non-cash benefits.

(n)          Indemnification. Employer shall provide indemnification to the Executive in accordance with the letter agreement between Employer and the Executive dated on the date hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

ACI Merchant Systems, LLC

/s/ Michael Collester
By:
Name: Michael Collester
Title: Chief Executive Officer

EXECUTIVE:

/s/ Cathy Smith